Exhibit 99.1

[FOR IMMEDIATE RELEASE]

UNIVERSAL AMERICAN COMPLETES ACQUISITION OF MEMBERHEALTH

Rye Brook, N.Y. — September 21, 2007 — Universal American Financial Corp. (“Universal American”) (NASDAQ: UHCO) announced today that it has completed the acquisition of MemberHealth, Inc. (“MemberHealth”), a privately-held pharmacy benefits manager (“PBM”) and sponsor of CCRx, a national Medicare Part D plan with more than 1.1 million members. The purchase price of approximately $630 million consists of 55% in cash and 45% in Universal American common stock valued at $20 per share, plus potential performance-based consideration of up to $150 million, payable in cash and Universal American stock. Universal American expects the transaction to be accretive to earnings immediately.

 Universal American expects the transaction to create significant strategic benefits, including the opportunity for Universal American to build upon MemberHealth’s successful pharmacy-centric business model through its ongoing alliance with the National Community Pharmacists Association (“NCPA”) and to introduce additional value-oriented health products and services into the market.

To fund the cash required to close the transaction and to provide Universal American with capital to support its organic growth, private equity funds operated by Lee Equity Partners LLC, Perry Capital LLC, Union Square Partners Management, LLC (the successor to Capital Z Management, LLC) and Welsh, Carson, Anderson and Stowe acquired securities in Universal American valued at $20 per share of common stock equivalents.  The total amount invested by these private equity funds was approximately $350 million, of which $100 million was funded in the second quarter of 2007.

In connection with the acquisition, Universal American’s Board of Directors will expand to up to 13 members from its current size of nine, with the private equity investors having the

(more)

right to nominate six directors. Charles E. Hallberg, President and CEO of MemberHealth, and Matthew Etheridge of Perry Capital, Mark Gormley of Lee Equity Partners and Sean M. Traynor of Welsh, Carson have joined the Board. One Board seat remains vacant due to the recent retirement of Bertram Harnett and Bradley Cooper will be departing from the Board in connection with the transaction. Universal American is grateful to Judge Harnett and Mr. Cooper for their service.

Transaction Details

•                  MemberHealth has pro forma revenues of approximately $1.5 billion, bringing the total pro forma 2007 revenues of Universal American to approximately $4.3 billion.

•                  The transaction contemplates an additional three year earn-out tied to target earnings from the MemberHealth business.  The maximum aggregate amount potentially payable under the performance-based earn-out is $150 million, payable in cash and Universal American stock.

•                  As noted above, in connection with their $350 million capital investment, the private equity investors received shares of preferred stock of Universal American, some of which are non-voting unless exchanged, that are exchangeable at $20 per common share.  The preferred stock does not bear a coupon, and Universal American can require exchange of the preferred stock into common stock after one year.

•                  Universal American entered into a new credit facility with a group of lenders led by Bank of America, N.A. in which it borrowed approximately $350 million to repay all existing indebtedness (not including trust preferreds) and to provide additional funds for the transaction. In addition, the credit facility provides for a $150 million revolving line of credit.

Credit Suisse Securities (USA) LLC advised Universal American, and Banc of America Securities advised MemberHealth.

About Universal American Financial Corp.

Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population. Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index. For more information on Universal American, please visit our website at www.uafc.com.

About MemberHealth, Inc.

MemberHealth, Inc. (MHRx) is a leading national Medicare Part D sponsor, offering Medicare prescription drug plans in 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. MemberHealth has more than 60,000 pharmacies in its pharmacy network and covers 98 percent of the top 100 medications taken by Medicare beneficiaries. MHRx established its reputation as a visionary provider of prescription drug benefits for insured and self-insured groups and discount prescription programs across the country, by focusing on strengthening the relationships between patients, their pharmacists and physicians, which ensures that patients can take medicines with confidence and save money. For more information on MHRx, please visit its web sites at www.mhrx.com or www.communitycarerx.com.

Universal American and its directors and executive officers were deemed to be participants in the solicitation of proxies from the stockholders of Universal American in connection with the transaction. Information regarding the special interests of these directors and executive officers in the transaction was included in the proxy statement/prospectus of Universal American dated July 19, 2007.

Certain matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict.

Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

*              *              *

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Robert Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609